UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2004

IntraBiotics Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29993 (Commission File Number)	94-3200380 (IRS Employer Identification No.)

2483 East Bayshore Road, Suite 100
Palo Alto, California 94303
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 526-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective at the end of business on November 12, 2004, David J. Tucker resigned as Principal Financial Officer of IntraBiotics Pharmaceuticals, Inc. (the “Company”).

(c) Effective November 12, 2004 and upon the resignation of David J. Tucker described above, the Board of Directors approved the appointment of Kathy Stafford to the position of Principal Financial Officer of the Company.

Kathleen Stafford, age 47, has served, and is currently serving, as a financial consultant for the Company since February 2004. Beginning in 1989, Ms. Stafford served in senior financial positions in the biotechnology industry, including serving as the chief financial officer for Onyx Pharmaceuticals, Inc., CV Therapeutics, Inc. and Axys Pharmaceuticals, Inc. (which was later acquired by Celera Genomics Group in November 2001) and serving as the treasurer for Amgen, Inc. Ms. Stafford has also served as a financial consultant for several biotechnology companies. From July 2004 to September 2004 and from May 2000 to August 2000, Ms. Stafford served as a financial consultant for Dynavax Technologies. From September 2000 to January 2004, Ms. Stafford earned a professional clear multiple subject teaching credential and served as a teacher for the Oakland Unified School District and Piedmont Unified School District. From September 1999 to April 2000, Ms. Stafford served as the chief financial officer for Axys Pharmaceuticals.

Ms. Stafford is not related to any other director or executive officer of the Company. The Company has engaged Ms. Stafford’s services as a financial consultant pursuant to a consultant agreement wherein Ms. Stafford is compensated $15,000 per month.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTRABIOTICS PHARMACEUTICALS, INC.
Date: November 15, 2004	By:	/s/ Kathleen Stafford
Kathleen Stafford
Principal Financial Officer